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Exhibit 10.54

ADDENDUM IX
TO
SPRINT PCS MANAGEMENT AGREEMENT AND
SPRINT PCS SERVICES AGREEMENT

Dated March 3, 2008

Manager:	Horizon Personal Communications, Inc.
Service Area BTAs:
Allentown-Bethlehem-Easton, PA BTA 010-Partial
Ashtabula, OH BTA 021
Athens, OH BTA 023
Binghamton, NY BTA 043-Partial
Canton-New Philadelphia, OH BTA 065-Partial
Chillicothe, OH BTA 080
Cincinnati, OH BTA 081-Partial
Cumberland, MD BTA 100
Du Bois-Clearfield, PA BTA 117
Erie, PA BTA 131
Huntington, WV-Ashland, KY BTA 197-Partial
Jamestown, Warren, Dunkirk, PA BTA 215
Kingsport, Johnson City, Bristol, TN BTA 229
Knoxville, TN BTA 232-Partial
Meadville, PA BTA 287
New York, NY BTA 321-Partial
Oil City-Franklin, PA BTA 328
Olean, NY-Bradford, PA BTA 330
Parkersburg, WV-Marietta, OH BTA 342
Pittsburgh, PA BTA 350-Partial
Portsmouth, OH BTA 359
Pottsville, PA BTA 360-Partial
Scranton, Wilkes-Barre-Hazleton, PA BTA 412
Sharon, PA BTA 416
State College, PA BTA 429
Stroudsburg, PA BTA 435
Sunbury-Shamokin, PA BTA 437
Williamsport, PA BTA 475
Youngstown Warren, OH BTA-Partial
Zanesville-Cambridge, OH BTA 487-Partial

        This Addendum IX (this "Addendum") contains amendments to the Sprint PCS Management Agreement and the Sprint PCS Services Agreement, each of which was entered into on June 8, 1988 by Sprint Spectrum L.P., SprintCom, Inc., WirelessCo, L.P., Sprint Communications Company L.P. and Horizon Personal Communications, Inc. The Management Agreement and the Services Agreement were amended by:

  (1)
  Addendum I dated as of June 8, 1998,

  (2)
  Addendum II dated as of August 12, 1999,

  (3)
  Addendum III dated as of May 19, 2000,

  (4)
  Addendum IV dated as of June 1, 2000,

  (5)
  Addendum V dated as of June 1, 2001,

  (6)
  Addendum VI dated as of August 16, 2001;

  (7)
  Addendum VII dated as of June 16, 2004; and

  (8)
  Amended and Restated Addendum VIII dated as of March 16, 2005.

        The terms and provisions of this Addendum control over any conflicting terms and provisions contained in the Management Agreement, the Services Agreement, the Trademark License Agreements and the Schedule of Definitions. The Management Agreement, the Services Agreement, the Trademark License Agreements, the Schedule of Definitions and all prior addenda continue in full force and effect, except for express modifications made in this Addendum. This Addendum does not change the effective date of any prior amendment made to the Management Agreement, the Services Agreement, the Trademark License Agreements or the Schedule of Definitions through previously executed addenda.

        Capitalized terms used and not otherwise defined in this Addendum have the meaning ascribed to them in the Schedule of Definitions or in prior addenda. Section and Exhibit references are to Sections and Exhibits of the Management Agreement unless otherwise noted.

        The parties are executing this Addendum as of the date noted above, but the terms of this Addendum shall be deemed to have become effective as of January 1, 2008 (the "Effective Date"); provided, that the provisions of this Addendum relating to payments with respect to calendar year 2007 (including Section 7 hereof) shall be deemed to have become effective as of January 1, 2007. On the Effective Date, the Management Agreement, the Services Agreements and the Schedule of Definitions are amended and restated as follows:

A.    Management Agreement

        1.    Build-out.    Sprint PCS built seven cell sites in the Service Area: three in Brown County, Ohio and one each in Chautauqua County, New York; Walhonding, Ohio; Gratiot, Ohio; and Schuylkill County, Pennsylvania. Manager built four cell sites outside the Service Area territory: one each in Hubbard, Ohio; Masury, Ohio; Emlenton, Pennsylvania and Nicholson, Pennsylvania. The parties have agreed to amend Exhibit 2.1 to delete from the Service Area the area where Sprint has three cell sites in Brown County, Ohio and one each in Chautauqua County, New York; Walhonding, Ohio; Gratiot, Ohio; and Schuylkill County, Pennsylvania and to add to the Service Area the area where the Manager has cell sites in Hubbard, Ohio, Masury, Ohio, Emleton, Pennsylvania and Nicholson, Pennsylvania. The narrative description and the coverage maps attached to this Addendum as Exhibit 2.1 supersede the narrative description and coverage maps of Exhibit 2.1 attached to Addendum VIII of the Management Agreement. The table portion of Exhibit 2.1 attached to Addendum VIII of the Management Agreement is not being updated.

        The Parties agree that the 2.1 build-out language and the corresponding maps were created in Mapinfo and the geographic details of the boundaries for the Manager's Service Area were agreed upon by referencing a specific Mapinfo table encompassing Manager's entire Service Area. This Mapinfo table is dependent on other related files in order to fully represent the geographic boundary. All of these related files can be compressed into a MapInfo Interchange Format (MIF), which is an ASCII file format that can fully describe a MapInfo database/table. Both graphic and tabular data are exported into MIF files. The graphic data is in a file with a ".mif "extension, and the tabular data is in a file with an ".mid" extension. MapInfo Interchange Format (MIF) files can be translated into other formats with other standard mapping programs. The MIF and MID files are attached hereto and are the files which were used to create the attached reference map images for the Manager's Service Area and were agreed upon by the Parties. Any future disputes with regard to Manager's Service Area will be referenced to and resolved by the use of these files.

        2.     Brands at NASCAR Events.    Section 2.3 is amended by adding the following as a new paragraph at the end of that section:

        Manager and Sprint PCS disagree on whether the Management Agreement is violated as a result of certain matters arising out of the Sprint-Nextel merger. Notwithstanding this disagreement, Manager agrees that Sprint PCS and its Related Parties may display and advertise Sprint, Nextel, Xohm and Boost brands at any NASCAR race and related events held in the Service Area for so long as Sprint Nextel is a major sponsor of NASCAR races, in substantially the same manner as Sprint displays and advertises such brands at NASCAR races and related events held outside the Service Area. The parties agree that Manager may also display and advertise (x) the Sprint brands, (y) any Nextel brand that may be used in the sale of Q-Chat Service and (z) the Boost brand if Manager and Related Parties of Sprint PCS have entered into an agreement allowing Manager to sell Boost branded CDMA products and services, in each case at NASCAR races and related events held in the Service Area provided that such display and advertising complies with terms of the Management Agreement and the License Agreements. Manager's agreement to allow such displays and advertising is not an acknowledgment or concession by either Manager or Sprint PCS as to whether the operation of such activities of Sprint PCS are permitted under the Management Agreement or whether Sprint PCS is required to obtain Manager's consent under the Management Agreement to such activities in the Service Area.

        3.     Q-Chat Service.    The following paragraph is added as the second paragraph of section 3.1 of the Management Agreement:

        When Sprint PCS is prepared to launch Q-Chat Service, Manager may elect to provide Q-Chat Service in the Service Area on the terms contained in this paragraph. Although Q-Chat Service will not be designated as a Sprint PCS Product and Service since Manager is not required to sell Q-Chat Service, if Manager elects to provide Q-Chat Service in any BTA grouping, as described below, the Q-Chat Service will be deemed to be a Sprint PCS Product and Service as to that grouping while Q-Chat Service is being provided in that grouping. Sprint PCS may elect to brand and market the Q-Chat Service as Nextel Direct Connect or under any other brand selected by Sprint PCS, and Manager shall have the right to use the Nextel Direct Connect brand or such other brand as Sprint selects in connection with such service. If Manager elects to sell Q-Chat, the Trademark License Agreements will be amended to permit Manager to use the applicable Licensed Marks. Schedule 1 of this Agreement contains 19 groupings of the BTAs included in the iPCS Related Party Service Network. Manager may only elect to launch Q-Chat Service in a specific grouping when Manager (and, if applicable, a Related Party of Manager) is prepared to launch Q-Chat Service in all the BTAs included in that grouping. iPCS Wireless, Inc. must launch the Grand Rapids grouping prior to Manager launching any other grouping. Sprint PCS and Manager will cooperate with respect to the launch order for the groupings other than the Grand Rapids grouping, it being understood that the ultimate determination as to the launch order for the remaining groupings will be made by Manager. Manager may only launch Q-Chat Service in a grouping when EVDO Rev A, Release 5 has been implemented in a portion of that grouping that covers on average at least 99% of the Direct Connect minutes of use on the iDEN network operated by Related Parties of Sprint PCS in that grouping as of January 1, 2008 and Manager is in compliance with any Network Program Requirements adopted by Sprint PCS for the launch of Q-Chat Service. Manager will be deemed to have achieved the iDEN coverage requirement when Manager has upgraded the current Manager cell sites in the grouping (which are located approximately at the latitude and longitude listed on Schedule 1) to implement EVDO Rev A, Release 5 and constructed the new cell sites listed in Schedule 1 in approximately the latitude and longitude listed for those cell sites on Schedule 1 and implemented EVDO Rev A, Release 5 at those new cell sites. Manager's sale of the Q-Chat Service must comply with any other Program Requirements that Sprint PCS may adopt relating to Q-Chat Service and in the event Manager offers Q-Chat Service, Manager must offer and support all Sprint PCS pricing plans for Q-Chat Service adopted by Sprint PCS, as provided in Section 4.4 of this Management Agreement. Manager may not utilize any confidential iDEN subscriber information of Sprint PCS in connection with the sale of Q-Chat Service and may not engage in any direct marketing campaigns that are designed specifically to induce those customers that purchased iDEN Products and Services from Related Parties of Sprint PCS to switch to Q-Chat Service.

        4.     Sprint PCS Products and Services.    The following paragraph is added at the end of Section 3.2 (Other Products and Services):

          (e)   Sprint PCS will use commercially reasonable efforts to afford to Manager the right to sell Boost branded CDMA products and services in the Service Area. If Manager enters into an agreement with a Related Party of Sprint PCS that allows Manager to sell Boost branded CDMA Service, the Trademark License Agreements will be amended to allow Manager to use the applicable Licensed Marks. In the event that within 120 days of the date of this Addendum IX, Manager and a Related Party of Sprint PCS are unable to reach agreement as to the terms and conditions under which Manager shall have the right to sell Boost branded CDMA products and services in the Service Area, then upon 30-days prior written notice by Manager to Sprint PCS, Manager shall have the right to market and sell an independent wireless prepaid plan ("Manager Prepaid Plan") in the Service Area on such terms and conditions as Manager may reasonably determine so long as:

              (i)  Manager does not use any distribution relationships established as part of the Sprint PCS National and Regional Distribution Program;

             (ii)  Manager does not use any Licensed Marks in connection with the sale of the Manager Prepaid Plan, other than offering and selling the Manager Prepaid Plan in stores that use the Licensed Marks and advertising and promoting that the Manager Prepaid Plan is available at Manager's locations in the Service Area and that the Manager Prepaid Plan operates on the Sprint PCS Network;

            (iii)  the Manager Prepaid Plan does not materially impede the development of the Sprint PCS Network;

            (iv)  the Manager Prepaid Plan does not otherwise violate the obligations of Manager under this Agreement.

  Sprint PCS hereby acknowledges that clauses (a) through (d) of this Section 3.2 shall not apply to the Manager Prepaid Plan.

  Manager must provide Sprint PCS with quarterly reports as to activity on the Manager Prepaid Plan and pay to Sprint PCS 8% of Manager's collected revenues in connection therewith. In such event, the parties acknowledge and agree that they will cooperate in good faith to develop the settlement, payment and reporting mechanics in connection therewith. Sprint PCS has no obligation to provide any services under the Service Agreement relating to a Manager Prepaid Plan, it being understood that Sprint PCS and its Related Parties shall be obligated to provide network access to customers purchasing a Manager Prepaid Plan. The fee payable by Manager to Sprint PCS when a customer of a Manager Prepaid Plan uses any portion of the Sprint PCS Network other than the iPCS Related Party Service Network will be equal to the InterService Area Voice and 2G Data Fee (for voice and 2G data) and the InterService Area 3G Data Fee (for 3G data) in effect at the time of the usage. Sprint PCS' agreement in Section 10.4.1.1(a) not to charge Manager an InterService Area 3G Data Fee when a Manager Assigned Customer uses the Sprint PCS Network in the Sprint PCS Service Area does not apply to the use of such network by a customer that purchased a Manager Prepaid Plan.

        5.     Voluntary Resale of Products and Services.    Section 3.5.2 to the Management Agreement is amended and restated in its entirety to read as follows:

        Resale of Products and Services.    Sprint PCS may choose to offer a resale product under which resellers will resell Sprint PCS Products and Services under brand names other than the Brands (such arrangement, a "Resale Arrangement"), except Sprint PCS may permit the resellers to use the Brands for limited purposes related to the resale of Sprint PCS Products and Services (e.g., to notify people that the handsets of the resellers will operate on the Sprint PCS Network). The resellers may also provide their own support services (e.g., customer care and billing) or may purchase the support services directly from Sprint PCS. Other terms of the resale program are governed by the applicable Program Requirement 3.5.2.

        Manager will participate in all resale arrangements existing on the Effective Date or entered into, renewed or extended during the term of the Management Agreement. Sprint PCS agrees that the compensation, payment and other terms and conditions under each Resale Arrangement other than the Original Resale Arrangements and the resale agreement that Sprint PCS entered into with Virgin Mobile USA LLC will be the same as the compensation, payment and other terms and conditions applicable to Sprint PCS and each Other Manager with respect to such reseller. Manager will have access to the relevant terms of any Resale Arrangement as provided in section 1.9.4.

        Except as required under the regulations and rules concerning mandatory resale, Manager may not sell Sprint PCS Products and Services for resale unless Sprint PCS consents to such sales in advance in writing.

        6.     General Motors Contract.    General Motors Corporation has requested that Sprint PCS and its Related Parties negotiate a national account contract that includes the sale of both Sprint PCS Products and Services and iDEN Products and Services, including the sale of PowerSource Phones. General Motors has requested that the proposed national account contract contain more favorable economic terms than those contained in the current national account pricing list and that Sprint PCS and its Related Parties install a wireless integration solution at several General Motors facilities, including certain facilities located in the iPCS Related Party Service Network listed in subpart B of the attached Schedule 2. Manager consents to a national account contract with General Motors and its Related Parties (i) containing both Sprint PCS Products and Services and iDEN Products and Services, including PowerSource Phones; (ii) containing the departures from the current national account pricing described in Subpart A of the attached Schedule 2; and (iii) that requires the installation of a wireless integration solution at locations that may include the locations in the Service Area listed in Subpart B of the attached Schedule 2, provided that Manager is not required to incur any costs relating to the installation or maintenance of the wireless integration solutions. All revenue from the sale of a PowerSource Phone sold under the national account contract with General Motors Corporation that is activated in the Service Area (including revenue from the usage of the iDEN network operated by Related Parties of Sprint PCS) will be included in Billed Revenue. Manager will be responsible for all handset costs (including any applicable handset subsidies) relating to the sale of such a PowerSource Phone and, as compensation for the use of the iDEN network, Manager will pay to Sprint PCS a one time fee of $120 for each such PowerSource Phone sold, regardless of when the PowerSource Phone is subsequently deactivated. The fee payable to Sprint will not be reduced by any Allocated Write Off.

        7.     CSA Allocation.    Sprint PCS has objected to certain actions engaged in by Manager to cause those Customers listed in the attached Schedule 3 ("Reallocated Customers') to be moved from a CSA in the Service Area to a CSA outside the Service Area in an effort to control the Inter Service Area 3G Data Fees associated with the Reallocated Customers. The parties are presently in dispute with regard to this issue, with Manager believing it has the right to take the actions described above, and Sprint PCS believing that Manager does not have such right. Sprint PCS hereby retracts its notice of dispute relating to all actions of Manager relating to the Reallocated Customers, dismisses the ongoing process commenced thereby with prejudice and irrevocably waives any claim for damages that Sprint PCS may have relating to the movement of the Reallocated Customers to a different CSA for the time period starting on the date that the Reallocated Customers were moved through the date that the settlement procedure described in Section 10.4.1.1(c) of the Management Agreement is terminated (if ever). If such settlement procedure is terminated, revenues and expenses related to those Reallocated Customers that are still Customers as of the date of the termination will be settled as if they were still in a CSA in the Service Area, but only for the period beginning on such date of termination and thereafter. Reallocated Customers that terminate their service will be deleted from Schedule 3.

        If a Sprint Assigned Customer exceeds the 3G Data Threshold in the Manager Service Area or a Manager Assigned Customer exceeds the 3G Data Threshold in the Sprint PCS Service Area, then the parties will attempt to limit that Customer's 3G data usage to the 3G Data Threshold in accordance with the then existing processes adopted by Sprint PCS for excessive 3G data usage and applicable law.

        In further settlement of Sprint PCS' and Manager's dispute over the Reallocated Customers, the fourth paragraph of Section 10.2 of the Management Agreement is amended and restated in its entirety to read as follows:

          For purposes of clarification, Sprint PCS currently assigns Customers to CSAs based on the CSA that a NPA-NXX is assigned to and expects that procedure to remain in place after the Effective Date. Neither Sprint PCS nor Manager may unilaterally move a Customer from one CSA to another or take any action to induce a Customer to move from one CSA to another CSA (it being understood that Customers from time to time initiate such transfers). If a party believes that the CSA assignment procedures then in effect was not correctly implemented as to any Customer, that party must notify the other party of the potential error and provide any information that they may have supporting such claim and the parties must attempt to resolve the matter in good faith and in a timely manner. If the parties agree that the Customer was incorrectly assigned to a CSA, Sprint PCS or the Manager will take the appropriate action to correct the assignment error so that the correct party receives the revenues from and is assessed the expenses associated with that Customer.

        For the avoidance of doubt, the parties agree that nothing in the Addendum IX shall be interpreted to prevent any party from terminating the service of any Customer in violation of that Customer's service contract.

        8.     InterService/Reseller Fees.    Section 10.4 of the Management Agreement is amended and restated in its entirety as follows:

        10.4    Other Fees and Payments.    Sprint PCS and Manager will pay to each other the fees and payments described below:

    10.4.1    Inter Service Area Fees and Reseller Customer Fees.

        10.4.1.1    Inter Service Area Fee and Reseller Customer Fee Paid.

              (a)   Until December 31, 2007, Manager will pay to Sprint PCS an Inter Service Area Voice and 2G Data Fee or an Inter Service Area 3G Data Fee for each billed minute or kilobyte of use that a Manager Assigned Customer uses a portion of the Sprint PCS Network other than the Service Area Network. Until December 31, 2007, Sprint PCS will pay to Manager an Inter Service Area Voice and 2G Data Fee or an Inter Service Area 3G Data Fee for each billed minute or kilobyte of use that a Customer whose NPA-NXX is not assigned to the Service Area Network uses the Service Area Network.

              (b)   Commencing January 1, 2008, Manager will pay to Sprint PCS (i) an Inter Service Area Voice and 2G Data Fee for each billed minute or kilobyte of use that a Manager Assigned Customer uses a portion of the Sprint PCS Network other than the

      Service Area Network and (ii) an Inter Service Area 3G Data Fee for each kilobyte of use that a Manager Assigned Customer uses the Independent Sprint PCS Network or the portion of the iPCS Related Party Service Network operated by Bright Personal Communications Services LLC or iPCS Wireless, Inc. Commencing January 1, 2008, Sprint PCS will pay to Manager (i) an Inter Service Area Voice and 2G Data Fee for each billed minute or kilobyte of use that a Customer whose NPA-NXX is not assigned to the Service Area uses a portion of the Service Area Network and (ii) an Inter Service Area 3G Data Fee for each kilobyte of use that a Customer whose NPA-NXX is assigned to the Independent Sprint PCS Network or the iPCS Related Party Service Network other than Manager's Service Area uses the Service Area Network.

              (c)   Unless reinstated as provided below, commencing January 1, 2008, Sprint PCS will not be paid an Inter Service Area 3G Data Fee when a Manager Assigned Customer uses the Sprint PCS Network in the Sprint PCS Service Area and Manager will not be paid an Inter Service Area 3G Data Fee when a Sprint Assigned Customer uses the Service Area Network. Revenue that Manager receives from a Customer relating to 3G data usage in the Manager Service Area will continue to be included in Billed Revenue. If Sprint PCS were to acquire any entity operating any portion of the Independent Sprint PCS Network, Inter Service Area 3G Data Fees will continue to be settled for that portion of the Independent Service Area Network as provided in subsection 10.4.1.1(b) unless the parties agree in writing otherwise.

              Commencing January 1, 2010, either party can request no later than January 31 of a calendar year and no more than once every two calendar years, a review of the Net 3G Data Travel Ratio if the requesting Party believes that the Net 3G Data Travel Ratio for the prior calendar year has changed by more than 20 percent from the Net 3G Data Travel Ratio for the calendar year that is two years prior. From and after the Effective Date, Sprint PCS will continue to keep network usage data sufficient to show all usage of the party's network (including usage by Reseller Customers and roamers) and will provide that data to Manager monthly in the same format as such data are currently delivered by Sprint PCS to Manager. The party requesting the review will be required to provide documentation supporting their belief that the Net 3G Data Travel Ratio has changed by more than 20 percent in the specified time period. For example, if a review is requested on January 31, 2010, the 3G Data Travel Ratio for calendar year 2009 will be compared to the 3G Data Travel Ratio for 2008. If the Net 3G Data Travel Ratio for 2008 was 1.20, then the 3G Data Travel Ratio for 2009 would have to be more than 1.44 or less than 0.96 before the parties would commence discussions regarding adjustments in fees as described in the next paragraph.

              Upon completion of the review and if the parties agree that the Net 3G Data Travel Ratio has changed by more than 20 percent, then the parties will commence discussions as to whether an appropriate adjustment in other fees can be made to compensate for changes in the Net 3G Data Travel Ratio. If the parties are unable to reach agreement on whether more than a 20 percent change in the Net 3G Data Travel Ratio has occurred, and on an appropriate adjustment in fees by the last day of February in the calendar year in which the request was sent, then, as of January 1 of the calendar year in which the request was made (i) Sprint PCS will be paid an Inter Service Area 3G Data Fee when a Manager Assigned Customer uses the Sprint PCS Network in the Sprint PCS Service Area in accordance with Section 10.4.1.3; (ii) Manager will be paid an Inter Service Area 3G Data Fee when a Sprint Assigned Customer uses the Service Area Network in accordance with Section 10.4.1.3; and (iii) the monthly fee paid by Manager for CCPU

      Services will be increased by any fee reductions given to Manager under Section 3.2.1 of the Services Agreement.

              (d)   Sprint PCS will pay to Manager the fees set forth in this section 10.4.1 for each billed minute or kilobyte of use that a Reseller Customer uses the Service Area Network unless otherwise negotiated (such fees are referred to in this agreement as "Reseller Customer Fees"):

                (i)  with respect to the Original Resale Arrangements, the amount of fees set forth in subsections 10.4.1.2 and 10.4.1.3;

               (ii)  with respect to Virgin Mobile USA, the amount of fees set forth in Program Requirement 3.5.2—VMU; except, that the Resale Arrangement between Sprint PCS and Virgin Mobile USA will be subject to the compensation set forth in section 10.4.1.1(a)(iii) if continued after the expiration of the initial term of the arrangement;

              (iii)  with respect to any Original Resale Arrangement extended or renewed after the date of this Agreement and all other arrangements between Sprint PCS and resellers, the amount of fees collected by Sprint PCS from the resellers as payment for the Reseller Customer's use of the Service Area Network; provided, however, if the reseller is a Related Party of Sprint PCS or if Sprint PCS owns a substantial equity interest in the reseller, then Sprint PCS and Manager must agree on the Reseller Customer Fee to be paid by Sprint PCS to Manager and any proportional sharing of any other cash and non-cash payments before Manager will have an obligation to participate in such arrangement.

              (e)   With respect to Resale Arrangements described in Section 10.4.1.1(d)(iii), Sprint PCS will give Manager Manager's proportional share of (i) any cash payments received by Sprint PCS from the other party to a Resale Arrangement, in addition to the reseller rate, relating specifically to the Resale Arrangements (other than those cash payments for reimbursement of expenses incurred to implement the Resale Arrangement, which are addressed in the following paragraph), and (ii) to the extent reasonably able to be made available to Manager, any non-cash payments received by Sprint PCS from the other party to the Resale Arrangement relating specifically to the Resale Arrangements. For purposes of clarification, payments made to Sprint PCS to reimburse Sprint PCS for actual costs incurred to implement some aspect of the Resale Arrangement are not cash or non-cash payments subject to this section.

              Sprint PCS will use commercially reasonable efforts to negotiate with the other party to the Resale Arrangement to have the other party directly reimburse Manager for Manager's actual costs incurred to implement the Resale Arrangement, if any. If Sprint PCS is unable to negotiate such reimbursement arrangement with the other party, but collects reimbursement from the other party to the Resale Arrangement, Sprint PCS will allocate to Manager Manager's proportional share of any reimbursement received from the other party.

              Sprint PCS may not amend, modify or change in any manner the Inter Service Area Fees between Sprint PCS and Manager or Reseller Customer Fees and other matters set forth in this section 10.4.1 without Manager's prior written consent, except as expressly provided in this section. For purposes of clarification, the parties do not intend the above sentence to limit Sprint PCS' ability to negotiate fees with resellers.

              Sprint PCS will not be obligated to pay Manager those Inter Service Area Fees not received by Sprint PCS from an Other Manager who is a debtor in a bankruptcy proceeding with respect to Inter Service Area Fees that Sprint PCS owes Manager because of CSAs assigned to such Other Manager's Service Area traveling in the Service Area. For clarification purposes, Sprint PCS does not have to advance the Inter Service Area Fees for the Other Manager who is involved in the bankruptcy proceeding to Manager, to the extent that the Other Manager fails to pay the Inter Service Area Fees. Manager bears the risk of loss of the Other Manager who is involved in the bankruptcy proceeding not paying the Inter Service Area Fees to Sprint PCS.

              If relief is ordered under title 11 of the United States Code for an Other Manager or an Other Manager files a voluntary petition for relief under title 11 of the United States Code and such Other Manager fails to pay to Sprint PCS amounts that such Other Manager owes to Sprint PCS with respect to the Inter Service Area Fees for travel into Manager's Service Area, at Manager's direction, (a) Sprint PCS will either (i) take reasonable steps to prevent such Other Manager from continuing after the commencement of its bankruptcy case to incur Inter Service Area Fees for travel into Manager's Service Area without timely remitting payment of such Inter Service Area Fees to Sprint PCS for the benefit of Manager, or (ii) assign to Manager all of its rights as a creditor of such Other Manager to prevent such Other Manager from continuing after the commencement of its bankruptcy case to incur Inter Service Area Fees for travel into Manager's Service Area without timely remitting payment of such Inter Service Area Fees to Manager, and (b) Sprint PCS will either (i) include the amount owed by the Other Manager to Manager in the Sprint PCS proof of claim filed in the bankruptcy proceeding, and remit to Manager when and as it receives distributions with respect to such proof of claim for Inter Service Area Fees for travel in Manager's Service Area, a pro-rata share of such distributions or (ii) immediately assign to Manager all of its claims and rights as a creditor of such Other Manager for those amounts owed with respect to Inter Service Area Fees for travel in Manager's Service Area. Sprint PCS agrees to take all actions necessary to effect these assignments of rights to Manager, and further agrees that Manager will not be responsible for any expenses related to such assignments. If Sprint PCS receives any amounts from an Other Manager who is a debtor in a bankruptcy proceeding with respect to Inter Service Area Fees for travel into the Service Area, Sprint PCS will immediately remit those amounts to Manager.

              If relief is ordered under title 11 of the United States Code for Sprint PCS or Sprint PCS files a voluntary petition for relief under title 11 of the United States Code, then Sprint PCS will be deemed a trustee for Manager's benefit with respect to any Inter Service Area Fees that Sprint PCS collects from Other Managers for travel into Manager's Service Area, and Sprint PCS has no rights to Manager's portion of such Inter Service Area Fees.

              Manager acknowledges that if the manner in which the CSAs are assigned changes because of changes in the manner in which the NPA-NXX is utilized, the manner in which the Inter Service Area Fees and Reseller Customer Fees, if any, will be changed accordingly.

              10.4.1.2    Voice and 2G Data Rate.    The amount of the Inter Service Area Voice and 2G Data Fee and Reseller Customer Voice and 2G Data Fee for the Original Resale Arrangements, will be:

              (a)   $0.0403 for each billed minute of use from January 1, 2007 to December 31, 2007.

              (b)   $0.040 for each billed minute of use from January 1, 2008 to December 31, 2009.

              (c)   $0.038 for each billed minute of use from January 1, 2010 to December 31, 2010

              (d)   For each calendar year during the Term of this agreement beginning January 1, 2011, the Inter Service Area Voice and 2G Data Fee and the Reseller Customer Voice and Data Fee for the Original Resellers will be an amount equal to 90% of the average monthly Sprint PCS Retail Yield for Voice and 2G Data Usage for the first nine months of the immediately preceding calendar year; provided that such amount for any period will not be less than Manager's network costs (including a reasonable return using Manager's weighted average cost of capital applied against Manager's net investment in the Service Area Network) to provide the services that are subject to the Inter Service Area Voice and 2G Data Fee. If the parties have a dispute relating to the determination of the foregoing fees for any period, then the parties will submit the dispute to binding arbitration as set forth in sections 14.2 and 10.4.1.3(b).

              (e)   Notwithstanding any provision in this subsection 10.4.1.2 to the contrary, the $0.10 inter service area voice fee arrangement set forth in section 13 of Addendum III shall continue to apply to travel involving the following billing identifiers: 40613 and 40618, as they exist on the date Addendum VIII was signed (each a "Pennsylvania BID") until, with respect to each Pennsylvania BID, the earlier of (a) December 31, 2011 or (b) the first day of the calendar month which follows the first calendar quarter in which Manager reaches a Subscriber Penetration Rate of seven percent in such Pennsylvania BID. For purposes of this paragraph, "Subscriber Penetration Rate" means the quotient of the number of Customers for Sprint PCS Products and Services in each Pennsylvania BID divided by the covered pops in such Pennsylvania BID, each on the last day of each calendar month. On and after such date in which the $0.10 arrangement is terminated with respect to a Pennsylvania BID, the Inter Service Area Voice and 2G Data Fee that applies to the remainder of Manager's Service Area as of the date of termination will apply in that Pennsylvania BID. Manager will provide Sprint PCS with the Subscriber Penetration Rate of each Pennsylvania BID at the end of each calendar quarter until this arrangement is terminated in both Pennsylvania BIDs. For purposes of illustration only, the prior Exhibit 10.4.1.2(c) attached to Addendum VIII provides an example (based on then current information) of how Subscriber Penetration Rates will be determined in the Pennsylvania BIDs.

              10.4.1.3    3G Data Rate.    The amount of the Inter Service Area 3G Data Fee and the Reseller Customer 3G Data Fee for Original Resale Arrangements will be:

              (a)   From January 1, 2007 to December 31, 2007, $0.001 for each kilobyte of use;

              (b)   From January 1, 2008 to December 31, 2008, $0.0003 for each kilobyte of use;

              (c)   From January 1, 2009 to December 31, 2010, $0.0001 for each kilobyte of use; and

              (d)   For each calendar year during the Term of this agreement beginning January 1, 2011, the Inter Service Area 3G Data Fee and the Reseller Customer 3G Data Fee will be an amount equal to 90% of the average monthly Sprint PCS Retail Yield for 3G Data Usage for the first nine months of the immediately preceding calendar year; provided that such amount for any period will not be less than Manager's network costs (including a reasonable return using Manager's weighted average cost of capital applied against Manager's net investment in the Service Area Network) to provide the services that are subject to the Inter Service Area 3G Data Fee. If the parties have a dispute relating to the determination of the foregoing fees for any period, then the parties will submit the dispute to binding arbitration as set forth in section 14.2 and the next paragraph.

              If Manager submits the matter to arbitration, the fees that Sprint PCS proposed will apply starting after December 31 of the first year of the appropriate period as described in section 10.4.1.4 and will continue in effect unless modified by the final decision of the arbitrator. If the arbitrator imposes a fee different than the ones in effect the new fees will be applied as if in effect after December 31 of the first year of the appropriate period as described in section 10.4.1.4 and if on application of the new fees one party owes the other party any amount after taking into account payments the parties have already made then the owing party will pay the other party within 30 days of the date of the final arbitration order.

              10.4.1.4    Rate Changes—Effective Date.    All rate changes related to Inter Service Area Fees and Reseller Customer Fees will be applied to all activity in a bill cycle that closes after the effective date of the rate change. The previous rates will apply to all activity in a bill cycle that closes before the effective date of the rate change.

              10.4.1.5    Long Distance.    The long distance rates associated with the Inter Service Area and Reseller Customer usage will be equal to the actual wholesale transport and terminating costs associated with the originating and terminating locations. The rates are then applied to cumulative usage at a BID level for settlement purposes.

        9.     Audit.    The last paragraph of Section 12.1.2 of the Management Agreement is deleted and replaced with the following:

        Sprint PCS will provide a report issued in conformity with Statement of Auditing Standard No. 70 "Reports on the Processing of Transactions by Service Organizations" ("Type II Report" or "Manager Management Report") to Manager as follows:

          (a)   In calendar year 2008, Sprint PCS will deliver to Manager a Type II Report that is dated as of September 30th and for the nine month period then ended, and will, at Manager's request, provide a "bring down" letter as of December 31, 2008 and for the three month period then ended, in customary form. In addition, after the migration of all Customers in the Service Area to the Ensemble billing platform and conversion of the settlement data affected by such migration, Sprint PCS will engage its independent auditors to complete procedures to be agreed upon between Manager and Sprint PCS to confirm the accuracy of the information derived from the Ensemble billing system and the related financial controls. The agreed upon procedures will be performed on the first full month of completed settlement data following the migration of such Customers and the conversion of the settlement data.

          (b)   Beginning in calendar year 2009 and in subsequent calendar years, Sprint PCS will perform a review of its major internal accounting control systems since the date of the last Type II Report and will deliver to Manager a Type II Report that is dated as of September 30th of such calendar year and for the nine-month period then ended, and will, at Manager's request, provide a "bring down" letter as of December 31 of such calendar year and for the three-month period then ended, in customary form; provided, however, that in the event (and only in the event) that there was a significant change in the major internal accounting control systems used or provided by Sprint PCS since the period covered by the last Type II Report delivered to Manager and it was reasonably determined that such change could result in a reportable event in a Type II Report and the change was not mitigated (in the reasonable judgment of Manager) by other internal accounting controls of either Sprint PCS or Manager, then Sprint PCS will deliver to Manager a Type II Report dated as of June 30th of such calendar year and for the six-month period then ended, and a second Type II report dated as of September 30th of such calendar year and for the nine-month period then ended, and will, at Manager's request, provide a "bring down" letter as of December 31st of such calendar year and for the three-month period then ended, in customary form.

        All Type II Reports to be delivered to Manager hereunder are to be delivered within 45 days of the end of the period covered by the report. If Manager, on the advice of its independent auditors or its legal counsel, determines that a statute, regulation, rule, judicial decision or interpretation, or audit or accounting rule, or policy published by the accounting or auditing profession or other authoritative rule making body (such as the Securities and Exchange Commission, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board) requires additional assurances beyond SAS 70, then Sprint PCS will reasonably cooperate with Manager to provide the additional assurances or other information reasonably requested by Manager so that it can satisfy its obligations under such statute, regulation, rule, judicial decision or interpretation, or audit or accounting rule, or policy published by the accounting or auditing profession or other authoritative rule making body. Sprint PCS' independent auditors will prepare any Type II Report or Manager Management Report provided under this section 12.1.2 and will provide an opinion on the controls placed in operation and tests of operating effectiveness of those controls in effect at Sprint PCS over Manager Management Processes. "Manager Management Processes" include those services generally provided within this agreement, primarily billing and collection of revenues.

B.    Services Agreement

        1.     Changes to Article 3.    Section 3.2.1 of the Services Agreement is amended and restated in its entirety to read as follows:

        3.2    Fees for Services.

    3.2.1    Initial Pricing Period.    The fees Manager will pay Sprint Spectrum for the CCPU Services and CPGA Services provided to Manager by or on behalf of Sprint Spectrum each month from the Effective Date until December 31, 2010 ("Initial Pricing Period"), will be:

          (a)   except as may be adjusted as provided in subsection (c) below, for the CCPU Services:

              (i)  from the January 1, 2007 through December 31, 2007, $7.50 per subscriber;

             (ii)  from January 1, 2008 through December 31, 2008, $6.50 per subscriber;

            (iii)  from January 1, 2009 through December 31, 2009, $6.15 per subscriber; and

            (iv)  from January 1, 2010 through December 31, 2010, $5.85 per subscriber each multiplied by the Number of Customers in Manager's Service Area, and

          (b)   for CPGA Services:

              (i)  from January 1, 2007 to December 31, 2007, $20.00 per Gross Customer Addition in Manager's Service Area multiplied by the Gross Customer Additions in Manager's Service Area; and

             (ii)  from January 1, 2008 to December 31, 2010, $19.00 per Gross Customer Addition in Manager's Service Area multiplied by the Gross Customer Additions in Manager's Service Area.

          (c)   Except as may be limited by Section 10.4.1.1(c) of the Management Agreement, when Manager and its Related Parties, iPCS Wireless, Inc. and Bright Personal Communications Services, LLC, have in the aggregate updated their networks to provide EVDO REV A service in accordance with each party's Management Agreement and related Program Requirements and are making the Sprint PCS Products and Services enabled by the EVDO REV A service available to Customers, all CCPU rates provided in Section 3.2.1(a) will be reduced (i) by $0.15 per subscriber per month when Manager and those Related Parties have provided such coverage to at least 6 million POPs: (ii) by a total of $0.30 per subscriber per month when Manager and those Related

  Parties have provided such coverage to at least 7 million POPs; and (iii) by a total of $0.45 per subscriber per month when Manager and those Related Parties have provided such coverage to at least 9 million POPs. The number of POPs covered will be determined at -98 dBm, which is the required pilot strength for reliable in-vehicle coverage measuring at least 98 decibels below 1 milliwatt. The adjusted rates are effective on the first day of the first month after the date the required thresholds are met. The adjusted rates reflect a discount provided to Manager by Sprint PCS for agreeing to amend the method by which Inter Service Area 3G Data Fees are settled between Sprint PCS and Manager, as provided in Section 10.4.1.1(c) of the Management Agreement.

    The fees will be paid as set forth in section 10 of the Management Agreement.

        2.     Service Level Agreements.    Section 3.2.3 of the Services Agreement is deleted and replaced with the following:

        Manager may elect to discontinue receiving customer care services or billing services or both upon 180 days prior written notice to Sprint Spectrum. Upon receipt of such a notice, Manager and Sprint Spectrum will exercise commercially reasonable efforts to transition the services that Manager elected to discontinue to Manager or a third party vendor during the 180 day period. Upon the parties' completion of the transition, the parties will agree to an adjustment to the CCPU Service Fee being charged by Sprint Spectrum to Manager. If the parties cannot agree to an adjustment, Manager has the right to submit the determination to binding arbitration under Section 7.2 of this agreement, excluding the negotiation process set forth in Section 7.1, and continue obtaining all the CPGA and remaining CCPU Services from Sprint Spectrum. Manager will reimburse Sprint Spectrum for transition and continuing operation costs in accordance with Section 3.2.4.

        3.     Audit.    The last paragraph of Section 5.1.2 of the Services Agreement is deleted and replaced with the following:

        Sprint Spectrum will provide a report issued in conformity with Statement of Auditing Standard No. 70 "Reports on the Processing of Transactions by Service Organizations" ("Type II Report" or "Manager Management Report") to Manager as follows:

          (a)   In calendar year 2008, Sprint Spectrum will deliver to Manager a Type II Report that is dated as of September 30th and for the nine month period then ended, and will, at Manager's request, provide a "bring down" letter as of December 31, 2008 and for the three month period then ended, in customary form. In addition, after the migration of all Customers in the Service Area to the Ensemble billing platform and conversion of the settlement data affected by such migration, Sprint PCS will engage its independent auditors to complete procedures to be agreed upon between Manager and Sprint PCS to confirm the accuracy of the information derived from the Ensemble billing system and the related financial controls. The agreed upon procedures will be performed on the first full month of completed settlement data following the migration of such Customers and the conversion of the settlement data.

          (b)   Beginning in calendar year 2009 and in subsequent calendar years, Sprint Spectrum will perform a review of its major internal accounting control systems since the date of the last Type II Report and will deliver to Manager a Type II Report that is dated as of September 30th of such calendar year and for the nine-month period then ended, and will, at Manager's request, provide a "bring down" letter as of December 31 of such calendar year and for the three-month period then ended, in customary form; provided, however, that in the event (and only in the event) that there was a significant change in the major internal accounting control systems used or provided by Sprint Spectrum since the period covered by the last Type II Report delivered to Manager and it was reasonably determined that such change could result in a reportable event in a Type II Report and the change was not mitigated (in the reasonable judgment of Manager) by other internal accounting controls of either Sprint Spectrum or Manager, then Sprint Spectrum will deliver to Manager a Type II Report dated as of June 30th of such calendar year and for the six-month period then ended, and a second Type II report dated as of September 30th of such calendar year and for the nine-month period then ended, and will, at Manager's request, provide a "bring down" letter as of December 31st of such calendar year and for the three month period then ended, in customary form.

All Type II Reports to be delivered to Manager hereunder are to be delivered within 45 days of the end of the period covered by the report. If Manager, on the advice of its independent auditors or its legal counsel, determines that a statute, regulation, rule, judicial decision or interpretation, or audit or accounting rule, or policy published by the accounting or auditing profession or other authoritative rule making body (such as the Securities and Exchange Commission, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board) requires additional assurances beyond SAS 70, then Sprint Spectrum will reasonably cooperate with Manager to provide the additional assurances or other information reasonably requested by Manager so that it can satisfy its obligations under such statute, regulation, rule, judicial decision or interpretation, or audit or accounting rule, or policy published by the accounting or auditing profession or other authoritative rule making body. Sprint Spectrum's independent auditors will prepare any Type II Report or Manager Management Report provided under this section 5.1.2 and will provide an opinion on the controls placed in operation and tests of operating effectiveness of those controls in effect at Sprint Spectrum over Manager Management Processes.

        4.     Ensemble Platform.    Sprint Spectrum is currently migrating Customers from its existing customer and billing platform to the Ensemble customer and billing platform offered by AmDocs. The Ensemble platform cannot be made available to Customers assigned to the Manager Service Area until after the software used to run the Ensemble platform has been updated. The necessary software update is currently scheduled for March 2, 2008, which is the next software update currently planned. After completion of the software update, the Manager CSAs will be loaded into the Ensemble platform. After completion of the CSA loading, the Ensemble platform will be available for new activations of Customers in the Manager Service Area. Existing Customers assigned to the Manager Service Area will subsequently be migrated to the Ensemble platform in multiple releases. Sprint Spectrum will exercise commercially reasonable efforts to migrate all existing Customers assigned to the Manager Service Area to the Ensemble platform by May 31, 2008. Sprint Spectrum's agreement to migrate the Customers assigned to the Manager Service Area to the Ensemble platform does not constitute a commitment to maintain customers on the Ensemble platform during the term of the Services Agreement and Sprint Spectrum may elect to provide Selected Services using an alternative customer and billing platform.

C.    Other Provisions.

        1.     Erie PA Cell Sites.    Sprint PCS and Manager previously entered into a an Asset Purchase Agreement, dated as of May 19, 2000, whereby Manager purchased certain assets from Sprint PCS that Manager uses in the operation of the Service Area Network ("Purchase Agreement"). The Purchase Agreement failed to include two cell sites located at 5040 West Ridge Road, Erie Pennsylvania and at 2425 Yoder Road, Erie, Pennsylvania, but Manager uses the two cell sites in the operation of its Network and the traffic from the two cell sites is routed to Manager's switch. Contemporaneously with the execution of this Addendum, Sprint PCS will assign the cell site lease for the location on West Ridge Road and convey the personal property associated with both cell sites to Manager pursuant to the form of Assignment and Bill of Sale attached hereto as Exhibit A. Sprint PCS and Manager will jointly cooperate in good faith to obtain the required consent ("Consent") from the Landlord for the assignment of the lease for the Mill Street Site and to obtain from Global Signal Acquisitions II, LLC, the current owner of the tower on the Yoder Drive cell site, a collocation agreement that allows Manager to use the site (if Manager does not already have such an agreement). Manager will be

responsible for all payments under the Global Signal collocation agreement.            As payment for the assets conveyed by the Assignment, Manager will pay to Sprint PCS the sum of $695,000. In addition, Manager will pay to Sprint PCS the sum of $270,288 as reimbursement for monthly rent and utility expenses incurred by Sprint PCS relating to the sites for the time period from February, 2002 to February, 2007 and the sum of $24,000 as reimbursement for the T-1 expenses incurred by Sprint PCS relating to the sites for the time period from February, 2002 to July, 2004.             Manager must pay $789,288 of the total amount of $989,288 owed by Manager to Sprint PCS by wire transfer within 10 business days after the date of this Addendum. The remaining $200,000 owed by Manager must be paid to Sprint PCS by wire transfer within 10 business days after the Consent is obtained. The amounts to be paid by Manager are in full and complete satisfaction of all amounts owed by Manager to Sprint PCS for the two sites.

        2.     Pending Matters.    Contemporaneously with the execution of this Agreement, the parties will enter into a Waiver and Consent Agreement in the form attached hereto as Exhibit B. Sprint PCS and Manager will also dismiss the pending arbitration proceeding between the parties relating to the establishment of fees for CCPU Services and CPGA Services.

        3.     Manager and Sprint PCS' Representations.    Manager and Sprint PCS each represents and warrants that its respective execution, delivery and performance of its obligations described in this Addendum have been duly authorized by proper action of its governing body and do not and will not violate any material agreements to which it is a party. Each of Manager and Sprint PCS also represents and warrants that there are no legal or other claims, actions, counterclaims, proceedings or suits, at law or in arbitration or equity, pending or, to its knowledge, threatened against it, its Related Parties, officers or directors that question or may affect the validity of this Addendum, the execution and performance of the transactions contemplated by this Addendum or that party's right or obligation to consummate the transactions contemplated by this Addendum; provided, that the parties acknowledge that there is ongoing litigation between them that may affect the matters set forth in this Addendum, the Management Agreement, the Services Agreement, the Trademark License Agreements, the Schedule of Definitions and the other addenda, and nothing herein is intended to affect in any way such litigation.

        4.     Reaffirmation of Sprint Agreements.    Each of the undersigned reaffirms in their entirety the Management Agreement, the Services Agreement and the Trademark License Agreements, together with their respective rights and obligations under those agreements.

        5.     Counterparts.    This Addendum may be executed in one or more counterparts, including facsimile counterparts, and each executed counterpart will have the same force and effect as an original instrument as if the parties to the aggregate counterparts had signed the same instrument.

D.    Schedule of Definitions

        "3G Data Threshold" means an amount equal to five times the average monthly usage of 3G data per Customer using the Sprint PCS Network, excluding any customer of a Manager Prepaid Plan. As of the Effective Date, the average monthly usage of 3G data for such a Customer using the Sprint PCS Network is one Gigabyte per month. The average monthly data usage of 3G data for such a Customer using the Sprint PCS Network will be recalculated on January 1st of every year for the preceding calendar year and that amount will be used in determining the 3G Data Threshold for that calendar year. For example, if the average monthly data usage of 3G data for such a Customer using the Sprint PCS Network in calendar year 2009 was 1.2 Gigabytes per month, the 3G Data Threshold for calendar year 2010 will be equal to five times that amount, or 6 Gigabytes per month (1.2 multiplied by 5).

        "Customer" means any customer, except Reseller Customers or customers of third parties for which Manager provides solely switching services, who purchases Sprint PCS Products or Services or other wireless products and services that use the Sprint PCS Network, regardless of where their NPA-NXX is assigned.

        "iDEN Products and Services" means the products and services utilizing iDEN technology in the 800 and 900 MHz spectrum offered by Related Parties of Sprint PCS.

        "Independent Sprint PCS Network" means the portion of the Sprint PCS Network operated by Brookings Municipal Utilities and Shenandoah Personal Communications Company, a Virginia corporation.

        "iPCS Related Party Service Network" means the portion of the Sprint PCS Network operated by Manager, Bright Personal Communications Services LLC and iPCS Wireless, Inc.

        "Manager Assigned Customer" means a Customer with an NPA-NXX assigned to the Service Area Network.

        "Manager Prepaid Plan" shall have the meaning set forth in Section 3.5.2 of the Management Agreement.

        "Net 3G Data Travel Ratio" is a fraction, the numerator of which is the kilobytes of 3G data usage in a calendar year by Manager Assigned Customers on the portion of the Sprint PCS Network operated by Sprint PCS in the Sprint PCS Service Area and the denominator of which is the kilobytes of 3G data usage in a calendar year by Sprint Assigned Customers on the iPCS Related Party Service Area Network.

        "Original Resale Arrangements" means those resale arrangements that (i) Sprint PCS entered into prior to April 1, 2004, (ii) which were not renewed or extended after Apri1 1, 2004, and (iii) that Manager opted into prior to April 1, 2004, excluding however, the resale arrangement entered into with Virgin Mobile USA LLC. The only Original Resale Arrangement remaining is the resale arrangement with Qwest Wireless LLC, and it will cease to be an Original Resale Arrangement if it is renewed or extended.

        "PowerSource Phone" means a phone that utilizes the iDEN wireless network for push to talk capabilities and the Sprint PCS Network for other voice and data applications.

        "Q-Chat Service" means the high performance push to talk CDMA service expected to be implemented by Sprint PCS in 2008.

        "Reallocated Customers" shall have the meaning set forth in Section 7 of this Addendum.

        "Sprint PCS ARPU" means the average revenue per Customer publicly announced by Sprint PCS or its Related Parties for the calendar month in question. Sprint PCS ARPU is generally calculated by dividing wireless service revenues by average wireless subscribers.

        "Sprint PCS National and Regional Distribution Program" means those national and regional distribution locations established pursuant to Section 4.1 and in accordance with the Sprint PCS National or Regional Distribution Program Requirements set forth on Exhibit 4.1. For the sake of clarity, Sprint PCS National and Regional Distribution Program does not include stores or other types of distribution points in the Service Area that are operated by Manager or by independent third parties on behalf of Manager.

        "Sprint PCS Retail Yield for 3G Data Usage" for a month means the quotient calculated by dividing (a) the average 3G data component in the Sprint PCS ARPU for the month by (b) the average monthly kilobytes of 3G data usage per Customer for the month for which the Sprint PCS ARPU was calculated.

        "Sprint PCS Retail Yield for Voice and 2G Data Usage" for a month means the quotient calculated by dividing (a) the average voice and 2G data component in the Sprint PCS ARPU for the month by (b) the average minutes of use for voice and 2G data usage per Customer for the month for which the Sprint PCS ARPU was calculated.

        "Sprint Assigned Customer" means a Customer with an NPA-NXX assigned to any portion of the Sprint PCS Network other than the iPCS Related Party Service Network or the Independent Sprint PCS Network.

        "Sprint PCS Service Area" means the portion of the Sprint PCS Network other than the iPCS Related Party Service Network and the Independent Sprint PCS Network.

E.    Cross-references to Other Paragraphs in Previous Addenda.

        Listed below are those paragraphs in the previous addenda that are interpretations or applications of the Management Agreement, the Services Agreement, the Trademark License Agreements or the Schedule of Definitions and that are not listed above. These serve as cross-references to facilitate finding provisions in the previous addenda. The number shown at the beginning of each item is the paragraph reference in the designated Addendum.

Addendum I
1.	Transition Period
2.	Post Transition Period Co-Branding
3.	Manager's Existing Servicing Offerings
4.	Build-out Plan
5.	Compliance with Regulatory Rules (deleted by Addendum V, section 4)
6.	Exclusivity (deleted by Addendum V, section 4)
7.	Manager's Right of First Refusal for New Area Build-out (deleted by Addendum V, section 4)
18.	Existing Network RF Design Compliance
24.	Term (deleted by Addendum III, section 17)
25.	Disaggregated License Transfer Application
27.	Sprint PCS' Rights and Remedies Upon Charleston BTA Build-out Breach.
37.	No Assignment; Exceptions
40.	Transfer of Sprint PCS Network
45.	Noncompete
46.	Build-out Plan Expansion
47.	Selected Services
Addendum II
1.	Network Services Agreement
2.	(a)-(f) and (h)-(l): Modifications to Management Agreement Resulting from Network Services Agreement
3.	Expansion of Service Area
4.	Revised Build-out Plan
7.	Long-Distance Pricing
13.	Charlottesville, VA BTA
14.	Counterparts
Addendum III
2.	Revised Build-out Plan
3.	Expanded Service Area
4.	Type II Build-out
5.	Type II Conversions

6.	Alliances Service Area Conversions
7.	Overlay in Converting Markets
8.	Bright PCS
9.	Change to Service Fee Structure
10.	Sale of Certain Manager Assets to Sprint PCS
11.	Customer Support Services and Personnel
12.	Stock Warrants
14.	Purchase of Assets
15.	Correction to Addendum II
17.	Term
18.	Reaffirmation of Sprint Agreements
19.	Counterparts
Addendum IV
1.	Use of Loan Proceeds
2.	Consent and Agreement Not Assignable
5.	No Defaults Under Credit Documents or Sprint Agreements
7.	Reaffirmation of Sprint Agreements
8.	Counterparts
Addendum V
1.	Revised Build-Out Plan
3.	Expedite Fees
4.	Deletion of Sections
6.	Spectrum Availability
7.	Preservation of Sprint PCS Licenses
10.	Notice Address
11.	Counterparts
Addendum VI
1.	Overbuild in Alliances' Service Area
2.	Implementation of 3G
4.	Inter Service Area Rate for Charleston and Huntington
5.	Counterparts
Addendum VII
1.	Option Sites
2.	Omitted Sites
4.	Deletion of nTelos Service Area

Addendum VIII
Management Agreement
1	Vendor Purchase Agreements Software Fees Interconnection Forecasting Financing Access to Information Most Favored Nation (Expired 12/31/06)
2	Build Out Schedule Mackinac Expansion Option Exclusivity Coverage Enhancement Microwave Relocation
3	Sprint PCS Products and Services Manager Products and Services Long Distance Services Voluntary Resale of Products and Services Intra-LATA Calls and Backhaul Services
4	Roaming and Inter Service Area Program Requirements
8	Customer Service Program Requirements
9	Changes to Program Requirements
10	Fees
11	Termination Manager Put Rights
12	Audit Rights Confidential Information
14	Dispute Resolution
16	Regulatory Notices
17	Notices Force Majeure Governing Law/Jurisdiction/Consent to Service Number Portability Announced Transactions Federal Contractor Compliance Year 2000 Compliance
EX. 5.2 Marketing Communication Guidelines
Services Agreement
1	Non-Exclusive Services
2	Services Discontinuance of Services Performance of Services Third Party Vendors Customer Care Outsourcing

3	Fees for Services Pricing Process Customer Related Services Transition/Operating Costs Settled Separately Manager Expenses Late Payment Taxes
4	Audit
7	Dispute Resolution
9	Notices Force Majeure Governing Law/Jurisdiction/Consent to Service
License Agreements
15	Notices Governing Law/Jurisdiction/Consent to Service

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.]

        The parties have caused this Amended and Restated Addendum IX to be executed as of the date first above written.

SPRINT SPECTRUM L.P.
By:	/s/ John Garcia
	Name:	John Garcia
	Title:	SVP
SPRINTCOM, INC.
By:	/s/ John Garcia
	Name:	John Garcia
	Title:	SVP
WIRELESSCO, L.P.
By:	/s/ John Garcia
	Name:	John Garcia
	Title:	SVP
PHILLIECO, L.P.
By:	/s/ John Garcia
	Name:	John Garcia
	Title:	SVP
APC PCS, LLC
By:	/s/ John Garcia
	Name:	John Garcia
	Title:	SVP
SPRINT COMMUNICATIONS COMPANY L.P.
By:	/s/ John Garcia
	Name:	John Garcia
	Title:	SVP
HORIZON PERSONAL COMMUNICATIONS, INC.
By:	/s/ Timothy M. Yager
	Name:	Timothy M. Yager
	Title:	President & CEO

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  Exhibit 10.54